Exhibit 99

Maytag Corporation Reports Third Quarter Earnings

•	Maytag Appliances performed well in Q3 on strong appliance industry shipments
•	Floor care business marginally improved from Q2
•	Company’s multiple product launch strategy remains on track for Q4 and 2004
•	Cash flow strong: Debt reduction on track and company achieves $135 million year-end pension fund target

Maytag Corporation today reported third quarter consolidated sales of $1.221 billion and operating income of $61.4 million. Reported net income for the period was $36.6 million, or 46 cents per share, consistent with previously announced management expectations. Third quarter earnings were negatively impacted by 10 cents per share due to an after-tax restructuring charge of $8.8 million for the closing of the company’s manufacturing plant in Galesburg, Ill., and other discontinued operations. Reported results for discontinued operations benefited from an after-tax gain of $1.2 million primarily related to a note payment for the 2001 sale of Maytag’s Blodgett line of cooking products. Partially offsetting this amount was an additional loss recorded on the company’s anticipated sale of its joint venture in China.

A year ago, Maytag reported third quarter operating income of $108.7 million on consolidated sales of $1.168 billion. Reported net income for the period was $60.8 million, or 77 cents per share. These results included a $5.5 million after-tax gain, or 7 cents per share, on the sale of a distribution center.

“We are encouraged by a strong third quarter for major appliances,” said Ralph F. Hake, Maytag Chairman and Chief Executive Officer. “Maytag Appliances witnessed solid gains in market share as a result of new product introductions within an environment of strong industry shipments.”

Hake also noted that Maytag Appliances achieved a record quarter for unit sales. However, as compared to the second quarter 2003, increases in advertising spend to correspond with the introduction of several new products and burden absorption tied to lower production levels reduced profitability.

For floor care products, sales volume, pricing and mix were dramatically lower year-over-year. Unit sales and earnings improved marginally from the second quarter 2003.

“Hoover continues its recovery strategy and is planning to introduce two new, low-end upright products – one bagless and the other a bagged unit – in the fourth quarter,” Hake said. “We are implementing a plan for innovation at the high-end, have developed diversified product and service offerings and are working to reduce the overall cost structure.”

Hake added that the introduction of new, innovative product lines from across the company is proceeding very well. “This has been an exciting quarter for the company in terms of new product launches,” Hake said. “In September, we introduced the Neptune Drying Center (DC) and we have high expectations for this category-defining product. The Neptune DC, coupled with the new top-load Neptune washer, continues our refreshed suite of home laundry products.”

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Also in the third quarter, Maytag experienced strong response to its new line of cooking products. At the end of the fourth quarter, the company will begin selling new products, including a stainless steel version of the three-rack Jetclean dishwasher, the Jenn-Air Attrezzi blender and mixer and the category-exclusive SkyBox home vender.

Maytag International and Maytag Services both experienced revenue growth in the quarter. In Maytag’s commercial segment, vending products continued to perform well even in an industry where sales are declining. Corporate-wide cost reduction initiatives, including the restructuring efforts announced earlier in 2003, are in place and having the expected impact.

Maytag’s strong cash flow this year has enabled the company to reduce its debt by $85 million to date and is well on track to meet the $100 million target in 2003. In addition, Maytag has already met its 2003 goal of contributing $135 million to the company’s pension plan.

The company expects fourth quarter earnings to be in the range of 40 to 45 cents per share, which includes after-tax restructuring charges of approximately $8.5 million or 11 cents per share. Full-year 2003 reported earnings are expected to be in the range of $1.62 to $1.67 per share which includes after-tax restructuring charges of approximately $42 million, or 53 cents per share, for the Galesburg closing and salaried workforce reduction. Also included in these expected results is a 1 cent per share gain in discontinued operations.

Third Quarter 2003 Financial Highlights

•	Maytag’s home appliances segment, which includes major appliances and floor care products, had third quarter 2003 sales of $1.155 billion, up 4.8 percent from $1.101 billion in the third quarter of 2002.

•	Operating income for the home appliances segment was $68.5 million, compared with $112.8 million a year earlier. Current year operating income includes $13.1 million in charges for the Galesburg closing.

•	The corporation’s commercial appliances segment, composed of Dixie-Narco vending equipment and Jade Products, had third quarter sales of $66.7 million, flat compared with the third quarter of 2002.

•	The commercial segment reported operating income of $4.7 million, versus $6.0 million in last year’s third quarter.

•	Cash flow continued strong, resulting in an $85 million reduction in debt to date.

Nine-Month Performance

Maytag’s sales in the first nine months of 2003 amounted to $3.520 billion, nearly flat from sales of $3.539 billion in the first nine months of 2002. Operating income was $181 million, down 46

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percent from $337.7 million in the year-earlier period.

Reported net income was $96.3 million, or $1.22 per share. Included in these results are after-tax restructuring charges of approximately $33.8 million, or 43 cents per share, for the Galesburg closing and salaried workforce reduction. Also included in these results in discontinued operations is a 1 cent per share gain.

In the first nine months of 2002, Maytag’s reported net income was $185.5 million, or $2.36 per share, which included a gain on the sale of a distribution center of 7 cents per share and a loss from discontinued operations of 2 cents per share.

Maytag’s home appliances segment had nine-month sales of $3.315 billion, down slightly from sales of $3.337 billion in the first nine months of 2002. Operating income for the segment was $203.6 million, down 43 percent from $359.6 million in last year’s nine-month period. Current year operating income includes $49.1 million of restructuring charges for the Galesburg closing and salaried workforce reduction. Included in prior year operating income was a pretax gain of $8.3 million for the sale of a distribution center.

The commercial appliances segment reported nine month sales of $205.6 million and an operating income of $14.5 million. In the first nine months of 2002, commercial sales were $202 million and operating income for the segment was $14.9 million.

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Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to “Forward Looking Statements” in the Management’s Discussion and Analysis section of Maytag’s Annual Report on Form 10-K for the year ended December 31, 2002, and each quarter’s 10-Q.

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THIRD QUARTER SALES AND EARNINGS COMPARISON (UNAUDITED)

NET SALES (in thousands)
	2003	2002	% Change
Home appliances	$1,154,607	$1,101,269	4.8
Commercial appliances	66,660	66,763	(0.2)

Consolidated	$1,221,267	$1,168,032	4.6

OPERATING INCOME (LOSS) (in thousands)
	2003	2002	% Change
Home appliances	$68,510	$112,786	(39.3)
Commercial appliances	4,701	5,999	(21.6)
General corporate	(11,848)	(10,060)	17.8

Reported	$61,363	$108,725	(43.6)

Included in operating income (loss)
Restructuring charge-Home appliances	$13,060	—
Restructuring charge-Commercial appliances	83	—
Gain on sale of distribution center	—	(8,276)

	$13,143	$(8,276)

NET INCOME (in thousands)
	2003	2002	% Change
Reported	$36,565	$60,789	(39.8)

Included in net income
Restructuring charge (net of tax)	$8,806	—
(Gain) loss from discontinued operations	(1,247)	231
Gain on sale of distribution center (net of tax)	—	(5,462)

Total	$7,559	$(5,231)

BASIC EARNINGS PER SHARE
	2003	2002	% Change
Reported	$0.47	$0.78	(39.7)

Included in basic earnings per share
Restructuring charge (net of tax)	$0.11	—
Discontinued Operations	(0.02)	—
Gain on sale of distribution center (net of tax)	—	(0.07)
Total*	$0.10	$(0.07)
Basic weighted-average shares
outstanding (thousands)	78,588	78,014
DILUTED EARNINGS PER SHARE
	2003	2002	% Change
Reported	$0.46	$0.77	(40.3)

Included in diluted earnings per share
Restructuring charge (net of tax)	$0.11	—
Discontinued Operations	(0.02)	—
Gain on sale of distribution center (net of tax)	—	(0.07)
Total*	$0.10	$(0.07)
Diluted weighted-average shares outstanding (thousands)	78,813	78,538

*Earnings per share totals may not be additive due to rounding

NINE MONTHS SALES AND EARNINGS COMPARISON (UNAUDITED)

NET SALES (in thousands)
	2003	2002	% Change
Home appliances	$3,314,610	$3,336,674	(0.7)
Commercial appliances	205,556	201,956	1.8

Consolidated	$3,520,166	$3,538,630	(0.5)

OPERATING INCOME (LOSS) (in thousands)
	2003	2002	% Change
Home appliances	$203,562	$359,580	(43.4)
Commercial appliances	14,475	14,901	(2.9)
General corporate	(37,076)	(36,735)	0.9

Reported	$180,961	$337,746	(46.4)

Included in operating income (loss)
Restructuring charge-Home appliances	$49,104	$—
Restructuring charge-Commercial appliances	215	—
Restructuring charge-General Corporate	1,139	—
Gain on sale of distribution center	—	(8,276)

	$50,458	$(8,276)

NET INCOME (in thousands)
	2003	2002	% Change
Reported	$96,279	$185,541	(48.1)

Included in net income
Restructuring charge (net of tax)	$33,806	$—
(Gain) loss from discontinued operations	(844)	1,889
Gain on sale of distribution center (net of tax)	—	(5,462)

Total	$32,962	$(3,573)

BASIC EARNINGS PER SHARE
	2003	2002	% Change
Reported	$1.23	$2.39	(48.5)

Included in basic earnings per share
Restructuring charge (net of tax)	$0.43	$—
Discontinued Operations	(0.01)	0.02
Gain on sale of distribution center (net of tax)	—	(0.07)
Total*	$0.42	$(0.05)
Basic weighted-average shares
outstanding (thousands)	78,473	77,599

DILUTED EARNINGS PER SHARE
	2003	2002	% Change
Reported	$1.22	$2.36	(48.3)

Included in diluted earnings per share
Restructuring charge (net of tax)	$0.43	$—
Discontinued Operations	(0.01)	0.02
Gain on sale of distribution center (net of tax)	—	(0.07)
Total*	$0.42	$(0.05)
Diluted weighted-average shares
outstanding (thousands)	78,669	78,543

MAYTAG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(In thousands, except per share data)

	Third Quarter Ended September 30
	2003	2002

Net sales	$1,221,267	$1,168,033
Cost of sales	1,000,269	923,608

Gross profit	220,998	244,425
Selling, general and administrative expenses	146,492	135,700
Restructuring charges	13,143	—

Operating income	61,363	108,725
Interest expense	(12,728)	(14,560)
Other—net	4,078	(1,710)

Income from continuing operations before income taxes and minority interest	52,713	92,455
Income taxes	17,395	31,435

Income from continuing operations before minority interest	35,318	61,020
Minority interest	—	—

Income from continuing operations	35,318	61,020
Gain (loss) from discontinued operations, net of tax	1,247	(231)

Net income	$36,565	$60,789

Basic earnings (loss) per common share:
Income from continuing operations	$0.45	$0.78
Discontinued operations	0.02	—
Net income	$0.47	$0.78

Basic weighted-average shares outstanding	78,588	78,014

Diluted earnings (loss) per common share:
Income from continuing operations	$0.45	$0.78
Discontinued operations	0.02	—
Net income	$0.46	$0.77

Diluted weighted-average shares outstanding	78,813	78,538

Earnings per share totals may not be additive due to rounding

MAYTAG CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	September 30 2003 (Unaudited)	December 31 2002	September 30 2002 (Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$3,145	$8,106	$3,932
Accounts receivable—net	704,390	586,447	681,509
Inventories	482,822	468,433	505,815
Deferred income taxes	67,558	66,911	63,250
Other current assets	43,391	116,803	21,623
Discontinued current assets	72,873	76,899	78,698

Total current assets	1,374,179	1,323,599	1,354,827
Noncurrent assets	598,683	653,337	630,975
Discontinued noncurrent assets	59,623	61,205	61,223

Total noncurrent assets	658,306	714,542	692,198
Property, plant and equipment	1,054,881	1,066,108	1,073,051

Total assets	$3,087,366	$3,104,249	$3,120,076

LIABILITIES AND SHAREOWNERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$756,107	$687,439	$672,268
Notes payable and current portion of long-term debt	128,869	373,871	468,808
Discontinued current liabilities	102,719	102,430	104,228

Total current liabilities	987,695	1,163,740	1,245,304
Long-term debt, less current portion	898,372	738,767	741,942
Postretirement benefit liability	533,918	517,510	507,816
Accrued pension cost	403,938	488,751	255,024
Other noncurrent liabilities	127,447	131,525	139,433
Total discontinued noncurrent liabilities and minority interest	18,766	21,817	21,817
Shareowners’ equity	117,230	42,139	208,740

Total liabilities and shareowners’ equity	$3,087,366	$3,104,249	$3,120,076

MAYTAG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Nine Months Ended
	September 30
	2003	2002

Operating activities

Net income	$96,279	$185,541
Net (Income) Loss from discontinued operations	(844)	1,889
Depreciation and amortization	122,185	121,684
Change in working capital	(98,224)	(120,374)
Pension and postretirement	(73,791)	(87,359)
Other—net	190,226	75,273

Net cash provided by continuing operating activities	235,831	176,654
Investing activities

Proceeds from Business Disposition—Net	13,168	—
Capital expenditures	(133,082)	(156,912)

Investing activities-continuing operations	(119,914)	(156,912)
Financing activities

Increase (reduction) in financing obligations	(77,211)	(102,073)
Dividends (including minority interest)	(42,351)	(47,498)
Stock repurchase	(1,021)	—
Other	(331)	24,144

Financing activities-continuing operations	(120,914)	(125,427)
Effect of exchange rates	36	247

Decrease in cash and cash equivalents	(4,961)	(105,438)
Cash and cash equivalents at beginning of period	8,106	109,370

Cash and cash equivalents at end of period	$3,145	$3,932